CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of March 25, 2019 (the “Effective Date”) by and between The U.S. Auto Parts Network, Inc. (the “Company”) and Mehran Nia (“Consultant”).  The Company desires to retain Consultant as an independent contractor to perform services for the Company, and Consultant is willing to perform such services, on the terms described below.  In consideration of the mutual promises contained herein, the parties agree as follows:

1. Services and Compensation.  Consultant agrees to perform the services (the "Services") for the Company as set forth in an applicable statement of work (“Statement of Work”), a form of which is attached hereto as Exhibit A, subject to the terms and conditions of this Agreement.  Statements of Work will define the Services to be provided by Consultant, a description of any deliverables to be provided by Consultant, a work schedule, a payment schedule, additional terms and conditions, if any, applicable to a particular engagement, and such other details as the parties deem appropriate.  For the purposes of Statements of Work only, a faxed, emailed, or electronic signature will constitute a written signature.

2. Intellectual Property Ownership.

A. Assignment.  Consultant agrees that all materials, notes, records, data, information, drawings, designs, inventions, improvements, developments and trade secrets worked on, conceived, discovered, developed or reduced to practice by Consultant, on behalf of Company, whether or not copyrightable or patentable are the sole property of the Company (together, “Work Product”).  This shall not apply to unrelated business inventions or concepts that do not compete, or relate to Company’s business and that do not contain Confidential Information (as defined below).  Consultant hereby assigns, transfers and sets over (and agrees to assign, transfer, and set over) absolutely and without reservation to the Company all right, title and interest of Consultant in and to any intellectual property rights of any kind in the Work Product (including, but not limited to patents, trademarks, copyrights, know how, trade secrets, designs, mask works, moral rights, database rights, and artist’s rights) which Consultant may create, discover, make, invent, conceive, develop or design, solely or jointly with others, during performance of this Agreement, or which was directly or indirectly created, discovered, made, invented, conceived, developed or designed at the expense of the Company.  Such Work Product may include, without limitation, information, data, compilations, databases, products, improvements, processes, reports, recommendations, strategic plans, models, algorithms, computer programs and software (including, without limitation, source code, documentation, "look and feel," screen displays, structure, sequence, and organization), know-how, methods, processes, devices, and other technologies, and all documentation, copies, and derivative works of all of the foregoing in every form and medium.  Without limiting the foregoing, to the extent any such Work Product created for the Company is protected by copyright and may be considered “Work Made for Hire” as defined under the U.S. Copyright laws or similar laws, the parties agree that such works shall be deemed “Work Made for Hire” to the fullest extent of the law.  Consultant agrees that Consultant shall retain no rights to use the Work Product and agrees not to challenge the validity of the Company’s ownership of the Work Product.

B. Pre-Existing Materials.  Subject to Section 2(A), Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Work Product developed under this Agreement any pre-existing invention or other proprietary information or data owned by any third party, Consultant, or in which Consultant has an interest, Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, distribute, reproduce, make derivative works of, publicly perform and display, use, sell and offer for sale in any form or medium whether now known or later developed, with rights to sublicense through multiple tiers of sublicenses all such pre-existing, independently developed, or third party technology which Consultant intends to provide to Company for use in connection with the Work Product (“Licensed Technology”).  Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Work Product without Company’s prior written permission.  Consultant agrees to identify in writing any components of Licensed Technology provided to the Company hereunder.

C. Consultant further agrees to execute any further documents in the future necessary to effect such an assignment and/or to assist Company in securing intellectual property protection for the Work Product or to implement or effectuate the intentions underlying this Agreement, including the giving of testimony, and to assist in obtaining any extension, validation, reissue, continuance or renewal of such intellectual property protection, and to assist in the maintenance, enforcement, license, assignment, transfer or conveyance of rights with respect to the Work Product, for no additional consideration.

D. Consultant hereby represents and warrants that any Work Product which Consultant supplies to Company under this Agreement shall in no manner whatsoever infringe upon the intellectual property rights of Consultant or any third party and that Company shall have full and unencumbered rights thereto.

3. Confidentiality.

A. Definition.  “Confidential Information” shall include, without limitation all (i) past, present, or anticipated business plans, activities, procedures, and research and development of the Company and its affiliates; (ii) database descriptions, technical data, trade secrets or know-how, including, but not limited to, research, product descriptions, potential product development ideas, product plans or other information regarding Company’s or its affiliate’s products or services and markets therefor; (iii) reports, products or advice provided by third party vendors or other consultants to the Company; (iv) lists of actual or potential customers, partners, or suppliers (including, but not limited to, customers, partners, or suppliers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement); (v) software, developments, inventions, technical or non-technical data, compilations, databases, programs, devices, methods, techniques, processes, formulas, technology, designs, drawing, engineering, hardware and software configuration information; (vi) business mission statements and strategic plans; (vii) sales projections, financial data, business workflow, marketing, or other business information (including, without limitation, names and expertise of employees, suppliers, and consultants); (viii) information relating or belonging to the Company’s customers and potential customers; and (ix) patterns and all other information of the Company and its affiliates that is sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; (x) information received from others that Company is obligated to treat as confidential; and (xi) information that the Consultant should otherwise reasonably construe as confidential or proprietary under the circumstances.  Confidential Information shall include information disclosed orally, electronically, as well as information disclosed in tangible form whether or not labeled as “Confidential.”

B. Nonuse and Nondisclosure.  Consultant hereby acknowledges that Consultant shall be given access to a significant amount of Confidential Information belonging to the Company.  Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party.  Consultant agrees that all Confidential Information will remain the sole property of the Company.  Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.  Confidential Information may have already been provided by the Company to Consultant to assist in performance of the Services.  The terms of this Section 3 shall apply to all Confidential Information disclosed by Company, whether before or after the date of this Agreement.

C. Former or Current Client Confidential Information.  Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or client of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any.  Consultant also agrees that Consultant will not bring onto the Company’s premises, networks, or otherwise any unpublished document or proprietary information belonging to any such employer, client, person, or entity unless consented to in writing by such employer, client, person, or entity.

D. Third Party Confidential Information.  Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Such information shall be deemed Confidential Information.  Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

E. Return of Materials.  Upon the termination of this Agreement for any reason, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property, including but not limited to all electronically stored information and passwords to access such property, and all Confidential Information and third party confidential information in every form or medium including any copies thereof that Consultant may have in Consultant’s possession or control.  Upon Company’s request, Consultant will certify in writing that Consultant has complied with this obligation.

4. Conflicting Obligations.  Consultant also represents and warrants that Consultant has full legal authority to enter this Agreement and that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement.  Consultant will not enter into any such conflicting agreement during the term of this Agreement.

5. Reports and Audits.

A. Consultant also agrees that Consultant will, from time to time, and upon request, during the term of this Agreement, keep the Company advised as to Consultant’s progress in performing the Services under this Agreement.

Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress.

B. Upon reasonable advanced written notice and during Consultant’s normal business hours, Company or Company’s representative reserves the right to audit Consultant's books and records relating to the fees charged by Consultant for the services provided hereunder.

6. Term and Termination.

A. Term.  Unless earlier terminated as provided hereunder, this Agreement shall be in full force and effect for two (2) years from the Effective Date, provided however, either party may terminate the Agreement for any reason following the one year anniversary of the Effective Date upon five days prior written notice.

B. Termination. (i) Company may terminate this Agreement, without further obligation, upon five (5) days’ prior written notice if Consultant is in breach of any provision of this Agreement.

(ii) If, at any time during the term of this Agreement, Consultant is unable to perform the essential functions of the Services as set forth herein for any reason, with or without a reasonable accommodation, or upon Consultant’s death, then Company may terminate this Agreement at any time thereafter on five (5) days’ prior written notice.

C. At any time that there is no uncompleted Statement of Work outstanding, either party may terminate this Agreement for any or no reason upon fifteen (15) days advance written notice to the other.

D. In addition, this Agreement or any Statement of Work hereunder may be terminated by either party immediately upon written notice thereof (i) if the other party ceases to function as a going concern or to conduct operations in the normal course of business; or (ii) if the other party has a petition filed by or against it under any state or federal bankruptcy or insolvency laws (or their foreign equivalents) which petition has not been dismissed or set aside within sixty (60) days of filing.

E. Termination of this Agreement shall be without prejudice to obligations of the parties existing at the time of termination, including but not limited to performance of pre-paid services.  Termination of this Agreement shall terminate all Statements of Work under this Agreement.

7. Independent Contractor; Benefits; Taxes; Duties; Liability.

A. Independent Contractor.  It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company.  Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, with the exception of any expenses, agreed in writing, to be paid or reimbursed by Company.  Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement.  Nothing herein shall be construed or implied to create a partnership, agency, joint venture, employer-employee, or any other relationship between Consultant and Company.  Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B. Benefits.  Consultant hereby acknowledges and agrees that Consultant is not an employee of Company, and Consultant agrees that Consultant shall not be entitled to receive or participate in any Company-sponsored benefits from the Company (including, without limitation, any health insurance or other benefit program that exists currently or that may exist in the future).  Consultant hereby expressly waives, releases, and forever discharges Company from any claims, rights, or entitlements Consultant may have or allege for any such benefits program, plans, or arrangements.

C.Taxes.  Consultant further acknowledges and agrees that Company shall have no obligation under federal, state, local, or other applicable law with respect to any liability or obligation that Company would otherwise incur were Consultant’s relationship with Company to be determined to be an employer-employee relationship, and that the total commitment and liability of Company with respect to this Agreement shall be limited to the compensation and expenses as set forth in the applicable Statement of Work.  All taxes, contributions, and tax returns applicable to any amounts paid by Company to Consultant hereunder shall be the liability and sole responsibility of Consultant, and Company shall not withhold or pay any amounts relating to any taxes or contributions imposed by any governmental or other public agency with respect to any amounts paid to Consultant pursuant to this Agreement, including, but not limited to, any federal, state, or municipal income tax, Social Security, unemployment insurance, state disability insurance or worker’s compensation. Consultant shall be personally liable for all income taxes, Social Security, Medicare, unemployment insurance contributions and similar payments.  Consultant hereby agrees to indemnify and defend Company against any and all such taxes, payments, and contributions, including penalties and interest.

D.Duties.  Consultant hereby warrants that Consultant shall perform all work by engaging Consultant’s best efforts in a good, professional and workmanlike fashion consistent, and at a level of quality not less than that prevailing in the industry for someone with Consultant's skill, expertise and experience.  Consultant may not subcontract or otherwise delegate any of Consultant’s duties hereunder.

E.Covenants.  Consultant hereby represents and warrants that, during the term of this Agreement, Consultant shall (i) not represent himself or herself as an agent or employee having any authority to bind Company, and (ii) fully comply with and obey all applicable laws, rules, and regulations relating to Consultant’s performance hereunder, including those applicable to self-employed individuals.

F. Liability.  NEITHER COMPANY, ITS AFFILIATES, NOR ITS SUPPLIERS SHALL BE LIABLE TO CONSULTANT OR TO ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL,  SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF DATA, LOSS OF BUSINESS, LOSS OF PROFITS, BUSINESS INTERRUPTION OR THE LIKE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EVEN IF COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8. Indemnification.  Each party agrees to indemnify, defend, and hold harmless the other party and its affiliates and their respective directors, officers, employees, shareholders, licensees, sublicensees, suppliers, legal representatives, customers and agents and all such parties’ successors and assigns from and against all taxes, losses, damages, liabilities, costs and expenses, including court costs, attorneys’ fees, and other legal and professional expenses, arising directly or indirectly from or in connection with (i) any gross negligence, reckless, or intentionally wrongful act of such party or its employees or agents; (ii) any breach by such party or its employees or agents of any of the obligations, covenants, representations, or warranties contained in this Agreement; (iii) any failure of such party to comply with all applicable laws, rules and regulations as it relates to performing its obligations under this Agreement; or (iv) in the case of the Consultant as the indemnifying party, any violation or claimed violation of a third party’s rights (including, without limitation, any proprietary or intellectual property rights) resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement (each of (i), (ii), (iii), and (iv), a “Claim”).  From the date of written notice from Company to Consultant of any such Claim, Company shall have the right to withhold from any payments due to Consultant under this Agreement the amount of any defense costs, plus additional reasonable amounts as security for Consultant’s obligations under this Section 8.

9. Nonsolicitation.  From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Consultant shall not, without the Company’s prior written consent, directly or indirectly, (i) solicit or encourage any employee, consultant, or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates; or (ii) for any purpose which is competitive with the Company, call upon any person or entity which is, at that time, or which has been, within one year prior to termination of this Agreement, a customer or supplier of the Company or of the Company’s parents, subsidiaries, partners, co-venturers or related entities.

10. Equitable Relief.

A. Availability of Injunctive Relief.  In addition to any rights available at law, Consultant agrees that Company may also petition the court for injunctive relief for claims involving Sections 2 (Intellectual Property Ownership), 3 (Confidentiality), 4 (Conflicting Obligations), and 9 (Nonsolicitation) of this Agreement without bond, from a court of competent jurisdiction to restrain an actual or attempted breach by Consultant of its obligations hereunder.  Consultant hereby agrees that Consultant’s breach of such provisions shall result in damage to Company which would be difficult to measure.

B. Voluntary Nature of Agreement.  Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement.  Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of Consultant’s choice before signing this Agreement.

11. Miscellaneous.

A. Governing Law; Jury Trial.  This Agreement shall be construed and governed by the substantive laws of the State of California without giving effect to the conflict of laws provisions thereof.  The United Nations Convention of Contracts for the International Sale of Goods shall not apply to this Agreement.  Both parties expressly consent to the jurisdiction and venue of the state and federal courts of Los Angeles, California, as the exclusive forum for all disputes concerning this Agreement, and each party further agrees to institute any and all actions relating to this Agreement in such courts and hereby irrevocably waives any objections thereto, including on grounds of forum non conveniens.  THE PARTIES HEREBY UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY OF THE RELATED DOCUMENTS, AND/OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

B. Assignability.  Consultant may not sell, assign or delegate any rights or obligations under this Agreement without the prior written consent of Company.  Company may assign this Agreement upon written notice to Consultant.  Any attempted assignment in violation of this paragraph shall be void.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of both parties, their successors, administrators, heirs, and assigns.

C. Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.  This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument.  Each party agrees that a facsimile signature shall be valid and binding as an original.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Notices.  All notices required or permitted under this Agreement will be in writing and will be deemed given when delivered personally, or three (3) days after deposit with a internationally recognized commercial carrier specifying delivery with written verification of receipt.  All communications will be sent to the respective addresses set forth below or to such other address as may be designated by a party by giving written notice as specified in this Section.

(1) If to the Company, to:

Legal Department

U.S. Auto Parts Network, Inc.
16941 Keegan Ave.

Carson, CA 90746

(2) If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

F. Attorneys’ Fees.  In the event of a dispute arising out of or in connection with this Agreement, the party prevailing in such dispute shall be entitled to recover its reasonable expenses, costs and attorneys’ fees, in addition to all other appropriate relief.

G. Amendments/Severability.  No amendment or modification of this Agreement or any Statement of Work nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.  If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

H. Survival. Upon the termination of this Agreement, all rights and duties of the Company and Consultant toward each other shall cease except:

(i)The Company will pay, within thirty (30) days after the effective date of termination, all undisputed amounts owing to Consultant for Services; and

(ii)Those obligations set forth under Section 2 (Intellectual Property Ownership), Section 3 (Confidentiality), Section 4 (Conflicting Obligations), Section 7 (Independent Contractor; Benefits; Taxes; Liability), Section 8 (Indemnification), Section 9 (Nonsolicitation), Section 10 (Equitable Relief), and Section 11 (Miscellaneous).

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the Effective Date written above.

CONSULTANT		U.S. AUTO PARTS NETWORK, INC.

By:	/s/ Mehran Nia	By:	/s/ Lev Peker

Name:	Mehran Nia	Name:	Lev Peker

		Title:	Chief Executive Officer

EXHIBIT A

STATEMENT OF WORK

This document is a Statement of Work (“SOW”) as defined in the Consulting Agreement (“Agreement”), dated as of March 25, 2019 (the “Effective Date”), between U.S. Auto Parts Network, Inc. (“Company”), and Mehran Nia (“Consultant”) and is subject to and incorporates by reference the provisions of the Agreement.

Project:

Services:  Consultant will render services to the Company as Special Advisor to the Company reporting to the Company’s Chief Executive Officer.  Consultant’s duties will include without limitation the following: analysis of the Company’s data and catalog and merchandising operations, real estate negotiation, vendor negotiation, and other ad hoc projects assigned to him by the Company’s Chief Executive Officer.

Schedule  of Work:    Consultant will work an average of at least twenty (20) hours per week during the term and perform the services specifically requested by Company.  Consultant will spend at least eight (8) weeks in Manila, Philippines in the performance of his duties.

Fees:  Consultant shall be granted 600,000 options, subject to approval of the Company’s Compensation Committee of the Board.  The options shall vest in equal installments (of 25,000 options per month) over a two year period, with such vesting commencing on the first month anniversary of the grant date, and the remainder of which vest and become exercisable over twenty-three equal monthly installments thereafter, subject to the Consultant’s continued service under the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Statement of Work as of the date written above.

CONSULTANT		U.S. AUTO PARTS NETWORK, INC.

By:	/s/ Mehran Nia	By:	/s/ Lev Peker

Name:	Mehran Nia	Name:	Lev Peker

		Title:	Chief Executive Officer